EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, ENDI Corp. (the “Company) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). On January 12, 2024, we filed a Form 15 certifying the deregistration of our Class A Common Stock under Section 12(g) of the Exchange Act and suspension of our duty to file reports under Sections 13 and 15(d) of the Exchange Act.

Description of Class A Common Stock

The following description of the Company’s Class A Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The Company encourages you to read its Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Capital Stock

The Company’s authorized capital shares consist of 14,000,000 shares of Class A Common Stock, par value $0.0001 per share, 1,800,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), and (iii) 2,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of December 31, 2023, there were 5,452,383 shares of our Class A Common Stock and 1,800,000 shares of our Class B Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote, irrespective of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, or Preferred Stock voting separately as a class shall be required, unless a vote of any such holder is required pursuant to the Company’s Certificate of Incorporation of the Corporation.

If the Company subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock will be proportionately subdivided or combined. If the Company subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock will be proportionately subdivided or combined.

Voting Rights

Except as may otherwise be provided in the Company’s Certificate of Incorporation or by applicable law, each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held by such holder on all matters on which stockholders generally or holders of Class A Common Stock as a separate class are entitled to vote; provided that to the fullest extent permitted by applicable law, holders of Class A Common Stock will have no voting power as to any amendment to the Company’s Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

The holders of Class A Common Stock shall vote together as a single class with the Class B Common Stock or together with the holders of one more series of Preferred Stock if the holders of such Preferred Stock are entitled to vote together with the holders of the Company’s Common Stock, as a single class, on all matters submitted to a vote of the stockholders generally.

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other outstanding class or series of stock of the Company, having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Company, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Company when, as and if declared thereon by the Company’s board of directors (the “Board”) out of the assets or funds of the Company that are by applicable law available therefor.

Distribution Rights

In the event of any liquidation, dissolution or winding up of the Company’s affairs, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, on a pro rata basis, the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such stockholder.

Other Rights

Holders of the Company’s Class A Common Stock have no preemptive or conversion rights or other subscription rights.

Applicable Anti-Takeover Law

Set forth below is a summary of the provisions of the Company’s Certificate of Incorporation and Bylaws and the DGCL that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Certificate of Incorporation, Bylaws and relevant provisions of the DGCL.

Business Combinations with Interested Stockholders

Pursuant to the Company’s Certificate of Incorporation, while the Company has expressly elected to not be governed by Section 203 of the DGCL, it shall not engage in any business combination (as defined in the Certificate of Incorporation), at any point in time at which shares of Common Stock are registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined in the Certificate of Incorporation) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined in the Certificate of Incorporation) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder. The could have the effect of delaying, deferring or preventing a change in control of the Company.

Board of Directors Vacancies

Subject to certain exceptions, the Company’s Certificate of Incorporation authorizes the Company’s Board to fill vacant directorships. In addition, the number of directors constituting the Company’s board of directors may be set by resolution adopted by the affirmative vote of a majority of the entire Board.

Special Meeting of Stockholders

The Company’s Certificate of Incorporation provides that subject to the rights of the holders of any outstanding series of Preferred Stock and any rights granted pursuant to the Stockholders Agreement (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Company may only be called by or at the direction of the Board or the Chairman of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Company’s Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the Company’s Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement (as defined in the Certificate of Incorporation) of the date of such meeting is first made by the Company. These provisions may preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company’s annual meeting of stockholders.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The Company’s Certificate of Incorporation provides that unless the Company consents in writing to an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, the Company’s Certificate of Incorporation or the Company’s Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.

The federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including, in each case, the applicable rules and regulations promulgated thereunder.

Any person or entity that acquires or holds any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

Transfer Agent

The Company’s transfer agent and registrar is Colonial Stock Transfer Company, Inc. whose address is 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111.

Listing

The Company’s Common Stock is quoted on the OTCQB Tier of the OTC Markets Group, Inc. under the symbol “ENDI”. As previously disclosed on our Current Report on Form 8-K filed on January 12, 2024, we have filed a Form 15 certifying the deregistration of our Class A common stock under Section 12(6) of the Exchange Act and suspension of our duty to file reports under Sections 13 and 15(d) of the Exchange Act.